EXHIBIT 99.1

FOR MORE INFORMATION, PLEASE CONTACT The Piacente Group, Inc. Brandi Floberg or Lee Roth 212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

SED INTERNATIONAL HOLDINGS REPORTS
FIRST QUARTER FISCAL 2011 FINANCIAL RESULTS

Achieves Double Digit Revenue and Net Income Growth: $0.7M in Net Income, or $0.15 per Diluted
Share, on $141.7M in Net Sales

SED to Host Investment Community Conference Call Today at 9:00 AM Eastern Time

TUCKER, GA – November 12, 2010 – SED International Holdings, Inc. (OTCBB: SECX), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced financial results for the fiscal 2011 first quarter ended September 30, 2010.

First Quarter Fiscal 2011 Financial Highlights, Year-over-year Comparisons:

Net sales increased 10.7% to $141.7 million.

o	Microcomputer product sales, excluding handling revenue, increased 12.9% to $123.4 million.

o	Consumer electronics product sales were $18.0 million, compared with $18.4 million in the first quarter of fiscal 2010.

o	Domestic sales, including exports after eliminations, increased 5.8% to $107.2 million.

o	Latin American sales increased 29.7% to $34.5 million, after translation into U.S. dollars. When measured in local currencies, Latin American sales increased 18.9%.

Improved operating income by 3.2% to $1.1 million

Grew net income by 63.2% to $0.7 million, or $0.15 per diluted share, compared with a net income of $0.5 million, or $0.10 per diluted share.

As of September 30, 2010 cash and cash equivalents were $6.1 million, net trade receivables were $57.6 million, net inventories were $59.5 million, working capital was $20.0 million and total shareholder’s equity was $21.1 million.

At September 30, 2010, available borrowings under SED’s $50.0 million revolving credit facility with Wells Fargo were $15.8 million after deducting $1.8 million in reserves for outstanding letters of credit and $2.9 million under its $3.7 million line of credit with Banco de Credito.

The Company’s Return on Invested Capital, or ROIC, for the first quarter of fiscal 2011 was 7.3%. The Company’s ROIC metric is calculated on an annualized basis using after-tax operating income divided by average quarter end stockholders’ equity and debt, net of cash.

First Quarter Fiscal 2011 Corporate Highlights

  Added six new vendors: Augen for eReaders and tablet PCs, Mack Warranty for third party warranties, iLuv Creative Technology for Apple iPod, iPad and iPhone accessories, Hitachi Global Storage Technologies for internal and external hard drives, BIC America for home theater speakers and SOLO for laptop cases.

  Instituted an activity based cost model to create operational efficiencies designed to improve SED’s distribution strategy and margin profile.

  Launched e-commerce automation at select locations to further reduce processing time.

  Reserved $150,000 for purchases under its stock repurchase program under which 54,290 shares of SED were repurchased at an average purchase price of $2.75 during the first quarter of fiscal 2011. Since the inception of the repurchase plan in August 2009, SED had repurchased a total of 105,898 shares at an average cost of $2.56 as of September 30, 2010.

  In October 2010, SED’s Board further extended its stock repurchase program and approved an additional $150,000 for repurchases.

“During the quarter we continued to increase our top and bottom line on a sequential quarter and year-over-year basis. We grew both our customer base and the sales volume per customer,” said Jonathan Elster, SED’s President and Chief Executive Officer. “Laptop computer, consumables, hard drives and other computer products continue to be exceptional sales drivers in both the US and Latin America. E-commerce is another area where we see significant opportunity to grow our business and we are already gaining important customer traction. To propel and support our growth we recently launched enhanced warehouse automation at select facilities and are adding to our sales headcount to keep pace with the success and customer demand.

“As we continue to improve our vendor scope and expand our line-card we expect to further grow sales based on the inroads we have established through customer expansion programs. Our key vendor additions during the quarter reflect partners that can expand our line card with a focus on high growth products. Additionally, we added a new third party warranty vendor, which provides us with a higher margin addition to our business. In line with our corporate objectives, we continue to make progress executing our strategic initiatives designed to create further organizational improvements to enhance our growth throughout the year,” Mr. Elster concluded.

Conference Call

SED’s CEO and CFO will host a teleconference and webcast today, beginning at 9:00 AM Eastern time to discuss the Company’s financial results and recent developments. Interested parties may participate in the conference call by dialing 1-877-941-2069 in the United States and Canada, and 480-629-9713 internationally. For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through November 19, 2010. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID Number 4380321#.

The call will be also be available as a live, listen-only webcast on the “Investor Relations” section of the Company’s website at http://www.sedonline.com/CustomPages/aboutus/investor.aspx. Following the live webcast, an online archive will be available for 90 days.

For more detailed information on the Company’s financial results, please refer to SED’s related Form 10-Q filed with the U.S. Securities & Exchange Commission, which will be accessible online at www.sec.gov or www.SEDonline.com.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products. The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.” These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10Q available at www.sec.gov.

SED International Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)

	September 30, 2010	June 30, 2010
	(Unaudited)	(Note 1)

ASSETS
Current assets:
Cash and cash equivalents	$6,073	$7,445
Trade receivables, net	57,578	53,893
Inventories	59,450	47,948
Deferred tax assets, net	356	313
Other current assets	6,306	3,897
Total current assets	129,763	113,496
Property and equipment, net	1,008	926
Total assets	$130,771	$114,422

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$64,100	$61,955
Accrued and other current liabilities	9,771	10,129
Revolving credit facilities	35,846	22,297
Total liabilities	109,717	94,381

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1.00 par value; authorized: 129,500
shares, none issued	—	—
Common stock, $.01 par value; 100,000,000 shares
authorized; 6,739,031 shares issued and 4,990,250
shares outstanding at September 30, 2010 and
6,739,031 shares issued and 5,044,540 shares
outstanding at June 30, 2010	68	68
Additional paid-in capital	70,062	69,957
Accumulated deficit	(32,491)	(33,229)
Accumulated other comprehensive loss	(3,349)	(3,668)
Treasury stock 1,748,731 shares at September 30, 2010 and
1,694,491 shares at June 30, 2010, at cost	(13,236)	(13,087)
Total shareholders' equity	21,054	20,041
Total liabilities and shareholders' equity	$130,771	$114,422

SED International Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Net sales	$141,678	$127,938
Cost of sales	134,519	121,202
Gross profit	7,159	6,736
Operating expenses:
Selling, general and administrative expense	6,364	6,046
Depreciation and amortization expense	96	105
Foreign currency transaction gain	(447)	(525)
Total operating expenses	6,013	5,626
Operating income	1,146	1,110
Interest (income) expense:
Interest income	(16)	(18)
Interest expense	232	442
Interest, net	216	424
Income before income taxes	930	686
Income tax expense	192	234
Net income	$738	$452

Basic income per common share:	$.16	$.11

Diluted income per common share:	$.15	$.10

Weighted average number of common shares outstanding:
Basic	4,674,000	4,261,000
Diluted	5,076,000	4,578,000